Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 14, 2019, with respect to the balance sheet of KCI Holdings, Inc. as of January 31, 2019, in the Registration Statement on Form S-1 and related Prospectus of KCI Holdings, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Antonio, Texas

April 17, 2019